Exhibit 10.38
NON-EMPLOYEE DIRECTOR
RESTRICTED UNIT AWARD AGREEMENT

This Restricted Unit Award Agreement (“Agreement”), effective as [GRANT DATE] (“Grant Date”), is between NuStar Energy L.P. (the “Partnership”) and [NAME] (“Participant”), a participant in the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan, as the same may be amended (the “Plan”), pursuant to and subject to the provisions of the Plan. All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms governing this Award are set forth below.
    1.    Grant of Restricted Units. The Board of Directors (referred to for purposes of this Agreement and the Plan as the “Committee”) of NuStar GP, LLC (the “Company”) hereby grants to Participant [NUMBER OF UNITS] Restricted Units under the Plan. A “Restricted Unit” is an unfunded, unsecured contractual right (commonly referred to as a “phantom unit”) which, upon vesting, entitles Participant to receive a Unit of the Partnership.
    2.    Vesting. The Restricted Units granted hereunder are subject to the following Restricted Periods and are scheduled to vest in the following increments:
•one-third of the Award to vest on the first anniversary of the Grant Date;
•one-third of the Award to vest on the second anniversary of the Grant Date; and
•one-third of the Award to vest on the third anniversary of the Grant Date.
    The Restricted Units may vest prior to the expiration of such period, as set forth in the Plan or herein. Upon the vesting of each Restricted Unit awarded under this Agreement, Participant will be entitled to receive an unrestricted Unit of the Partnership.
    3.    Distribution Equivalent Rights. Restricted Units are granted hereunder in tandem with an equal number of distribution equivalent rights (“DERs”). A DER is a right to receive an amount in cash from the Partnership or its designee equal to the distributions made by the Partnership with respect to a Unit during the period that begins on the Grant Date and ends upon vesting of the tandem Restricted Unit or its forfeiture pursuant to this Agreement or the Plan.
    4.    Settlement. The issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting or the earlier events set forth in Section 5, but in any event no later than the 60th day following the applicable date of vesting or, if earlier, the events set forth in Section 5. Distributions with respect to DERs will be paid to Participant in cash as soon as reasonably practical following the date distributions are paid with respect to Units during the period such DERs are outstanding, but in all events no later than 60 days following the date related amounts are declared with respect to Units. Upon vesting or forfeiture of a Restricted Unit, the related DER shall automatically and immediately terminate for no consideration, except that unpaid distributions with respect to DERs relating to distributions paid on Units prior to the date of such settlement shall be paid no later than the 60th day following the date such pre-vesting/forfeiture distributions are declared with respect to Units. This Agreement and the Award evidenced hereby are intended to comply with or otherwise be exempt from, and shall be administered consistently in all respects with, Section 409A of the Code and the regulations promulgated thereunder and each payment hereunder shall be considered a separate payment under Section 409A of the Code. If necessary in order to attempt to ensure such compliance, this Agreement may be reformed, to the extent possible, unilaterally by the Partnership consistent with guidance issued by the Internal Revenue Service. Participant agrees that the unrestricted Units to which Participant will be entitled in connection with the vesting of Restricted Units may be

Exhibit 10.38
issued in uncertificated form and recorded with the Partnership’s or its Affiliates’ service provider.
    5.    Acceleration Events.
a.    Notwithstanding the foregoing, if Participant becomes Disabled (as defined below) while providing services to the Company, the Partnership or any of their respective Affiliates, or Participant’s service is terminated because of Participant’s death (such Disability or death, an “Acceleration Event”), then:
    i.    if the Acceleration Event occurs within one year after the Grant Date (the “Grant Year”), then all then-outstanding Restricted Units and DERs shall automatically be forfeited for no consideration as of the close of business on the date of the Acceleration Event; and
    ii.    if the Acceleration Event occurs after the last day of the Grant Year (any such later year, a “Post-Grant Year”), then
A.    a portion of the Restricted Units that remain unvested and outstanding on the date of the Acceleration Event shall automatically become vested, where such portion shall be equal to the product of:
(x)    the percentage equal to the number of months of the Post-Grant Year elapsed prior to the date of the Acceleration Event; divided by the product of (i) the number of Post-Grant Years remaining, inclusive of the Post-Grant Year in which the Acceleration Event occurs, multiplied by (ii) 12 months;
        multiplied by:
(y)    the number of unvested Restricted Units that would have vested had Participant remained continuously providing services to the Company, the Partnership or an Affiliate thereof through the latest date on the vesting schedule set forth in Section 2, and
B.    the remaining Restricted Units (and all DERs) shall automatically and immediately be forfeited for no consideration.
For illustration purposes only: In Year 1, 100 Restricted Units are granted to a participant in November to vest in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. In Year 2, the participant dies with a last day of service of June 9. In this scenario, seven months of Year 2 have elapsed, so (x) is 29%, which is then multiplied by (y), that is, the Year 2 and Year 3 Restricted Units remaining to vest, which is 66 units. The product of (x) and (y) is 19; therefore, 19 of the 66 Restricted Units will vest with respect to the participant. The remaining 47 Restricted Units will be forfeited.

Award Date	Restricted Units Awarded	Restricted Units Vesting			(x) = Percent of Restricted Units Vesting	(y) = Unvested Restricted Units	Pro-ration Formula	Pro-Rated Vesting
		2023	2024	2025
11/16/2022	100	34	33	33	7/24 = 29%	66	29% x 66	19

b.    For purposes of this Agreement, “Disabled” or “Disability” means the inability of Participant to engage in any substantial gainful activity by reason of any medically

Exhibit 10.38
determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
c.    The Award shall vest in full upon a Change of Control in accordance with Section 6.5(vii) of the Plan.
    6.    Withholding. The Company, the Partnership or an applicable Affiliate will withhold any taxes due from Participant’s grant as the Company, the Partnership or an applicable Affiliate determines is required by law, which, in the sole discretion of the Committee, may include withholding a number of Restricted Units or the Units issuable thereunder otherwise payable to Participant.
    7.    Acceptance and Acknowledgment. Participant hereby accepts and agrees to be bound by the terms, provisions, conditions and limitations of the Plan and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Award. Participant shall be deemed to have timely accepted this Agreement and the terms hereof if Participant has not explicitly rejected this Agreement in writing to the Partnership within 60 days after the Grant Date. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Restricted Units and DERs subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon payment of DERs and/or the vesting or settlement of the Restricted Units or disposition of the underlying Units and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
    8.    Plan Incorporated by Reference. The Plan is incorporated into this Agreement by this reference and made a part hereof for all purposes; provided, however, that, in the event of a conflict between the Plan and this Agreement, the Plan shall control.
    9.    Additional Terms.
a.    No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Participant (or to any person claiming through or on behalf of Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to Participant (or to any person claiming through or on behalf of Participant).
b.    Successors and Assigns. The Partnership and its Affiliates may assign any of their respective rights under this Agreement and it shall be binding and inure to the benefit of such successors and assigns. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Units and/or DERs may be transferred by will or the laws of descent or distribution.
c.    Governing Law. The validity, construction and effect of this Agreement shall be determined by the laws of the State of Delaware without regard to conflict of laws principles.
d.    No Rights as Unitholder. Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units or DERs shall have any rights as a unitholder of the Partnership (including, without limitation, voting rights) unless and until the Restricted Units vest and are settled by the issuance of Units.
e.    Amendment. The Committee has the right to amend or alter this Agreement, the Restricted Units and/or DERs; provided, that no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

Exhibit 10.38
f.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company, the Partnership or any Affiliate thereof. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company, the Partnership or any Affiliate thereof to terminate Participant’s service at any time, with or without Cause.
g.    Notices. Any notice required to be delivered to the Partnership under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as then shown in the records of the Company, the Partnership or the applicable Affiliate. Any party hereto may designate another address in writing (or by such other method approved by the Partnership) from time to time.
h.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by such party to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties hereto.
i.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
    10.    Restrictions. This Agreement and Participant’s interest in the Restricted Units and the DERs granted by this Agreement are of a personal nature and, except as expressly provided in this Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, alienated, transferred, conveyed or otherwise disposed of or encumbered in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, alienation, transfer, conveyance, disposition or encumbrance shall be void, and the Partnership and its Affiliates shall not be bound thereby.

NUSTAR ENERGY L.P.
by: Riverwalk Logistics, L.P., its general partner
by: NuStar GP, LLC, its general partner

by:
    Bradley C. Barron
    Chairman of the Board, President &
    Chief Executive Officer